Exhibit 10.27

409A Amendment

to the

Temecula Valley Bank

Executive Supplemental Compensation Agreement for

Frank Basirico, Jr.

Temecula Valley Bank (“Bank”) and Frank Basirico, Jr. (“Executive”) originally entered into the Temecula Valley Bank Executive Supplemental Compensation Agreement (“Agreement”) on December 29, 2006. Pursuant to Section 8.1 of the Agreement, the Company and the Executive hereby adopt this 409A Amendment, effective September 1, 2006.

RECITALS

This Amendment is intended to bring the Agreement into compliance with the requirements of Internal Revenue Code Section 409A. Accordingly, the intent of the parties hereto is that the Agreement shall be operated and interpreted consistent with the requirements of Section 409A. Therefore, the following changes shall be made:

1.	Section 1.2, “Change in Control”, shall be deleted in its entirety and replaced with the following Section 1.3:

“Change in Control” shall mean a change in ownership or control of the Company as defined in Treasury Regulation §1.409A-3(i)(5) or any subsequently applicable Treasury Regulation.

2.	Section 1.11, “Separation from Service”, shall be deleted in its entirety and replaced with the following Section 1.11:

“Separation from Service” shall mean the Executive has experienced a termination of employment with the Bank. For purposes of this Agreement, whether a termination of employment or service has occurred is determined based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an Executive or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an Executive or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Executive has been providing services to the Bank less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Executive continues to be treated as an Executive for other purposes (such as continuation of salary and participation in Executive benefit programs), whether similarly situated service providers have been treated consistently, and whether the Executive is permitted and realistically available, to perform services for other service recipients in the same line of business. An Executive will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is fifty percent (50%) or more of the average level of service performed by the Executive during the immediately preceding thirty-six (36) month period.

3.	A new Section 9.15 shall be added as follows:

Certain Accelerated Payments. The Bank may make any accelerated distribution permissible under Treasury Regulation 1.409A-3(j)(4) to the Executive of deferred amounts, provided that such distribution(s) meets the requirements of Section 1.409A-3(j)(4).

4.	A new Section 9.16 shall be added as follows:

Subsequent Changes to Time and Form of Payment. The Bank may permit a subsequent change to the time and form of benefit distributions. Any such change shall be considered made only when it becomes irrevocable under the terms of the Agreement. Any change will be considered irrevocable not later than thirty (30) days following acceptance of the change by the Plan Administrator, subject to the following rules:

(1)	the subsequent deferral election may not take effect until at least twelve (12) months after the date on which the election is made;

(2)	the payment (except in the case of death, disability, or unforeseeable emergency) upon which the subsequent deferral election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid; and

(3)	in the case of a payment made at a specified time, the election must be made not less than twelve (12) months before the date the payment is scheduled to be paid.

Therefore, the foregoing changes are agreed to.

/s/ DONALD A. PITCHER, EVP/CFO	/s/ FRANK BASIRICO, JR.
For the Bank	Frank Basirico, Jr.

Date 12-15-2008	Date 12-15-08

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